Exhibit 10.25

*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC

Omeclamox-PaK®

PROMOTION AGREEMENT

Between

CUMBERLAND PHARMACEUTICALS INC.

And

PERNIX Therapeutics, LLC

October 1, 2013

THIS AGREEMENT, by and between Cumberland Pharmaceuticals Inc., a Tennessee corporation (“CUMBERLAND”), and Pernix Therapeutics, LLC, a Louisiana limited liability company (“PERNIX”) is effective as of October 1, 2013 (the “Effective Date”).

RECITALS

WHEREAS PERNIX acquired an exclusive license to commercialize the Product in the Territory pursuant to that certain License and Supply Agreement dated January 18, 2012 (“GEL License Agreement”) by and between PERNIX and Gastro-Entero Logic, LLC, a Delaware limited liability company (“GEL”);

WHEREAS CUMBERLAND is seeking to acquire rights to promote and distribute the Product in the Territory from PERNIX;

WHEREAS PERNIX is seeking to partner with CUMBERLAND for the promotion and distribution of the Product in the Territory;

WHEREAS PERNIX has the authority, subject to the GEL License Agreement, to enter into an exclusive promotion agreement with CUMBERLAND, and CUMBERLAND is willing to accept such promotion and distribution responsibilities from PERNIX, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by the parties as follows:

1. DEFINITIONS

1.1
Affiliate shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with, such Person. A Person shall be regarded as in control of another Person if such Person owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if such Person directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

1.2
Agreement shall mean this Promotion Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

1.3	Confidential Information shall have the meaning set forth in Subsection 5.1(d) hereof.

1.4	Effective Date shall have the meaning set forth in the first paragraph of this Agreement.

1.5	FDA shall mean the United States Food and Drug Administration or any successor thereof in the United States of America.

1.6
GMP is the good manufacturing practices of the FDA in the Territory, and the requirements of any good manufacturing practice license granted to PERNIX in the country of manufacture of the Products, provided however, where no good manufacturing practice codes prevail in the Territory or the good manufacturing practice code prevailing in the Territory is less onerous than that specified for good manufacturing practice in the United States of America, GMP will include the good manufacturing practice in the United States of America.

1.7
Governmental Body shall mean i) any domestic or foreign national, federal, provincial, state, municipal or other government or body, ii) any international or multilateral body, iii) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or v) any domestic, foreign, international, multilateral, or multinational judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.

1.8	Gross Profit [***]

1.9
Intellectual Property Rights shall mean, whether or not reduced to writing, all inventions, all rights to inventions, patents, patent applications and issued patents, including patient records, proprietary formulation, non-clinical and clinical data, FDA registrations, market information and plans, designs, design applications and design registrations, trademarks, trademark applications, trademark registration, trade names, trade dresses, service marks, logos (whether registered or unregistered), copyright, copyright applications and registrations, and all other rights and intellectual property relating to the Product now or hereafter owned, held or used by PERNIX or any of their Affiliates. Without limiting the generality of the foregoing, Intellectual Property Rights shall include the Patent Rights, the Trademarks, the Know-How (each as defined herein) and all other rights and intellectual property in connection to the Product now or hereafter owned, held or used by PERNIX or any of their Affiliates.

1.10
Know-How shall mean all know-how, information, data, knowledge, discoveries, trade secrets, works, analytical reference materials and confidential or proprietary processes relating to the manufacturing of the Product.

1.11
Labels shall mean all labels and packaging and other written, printed, or graphic matter containing: i) the Product or any packaging, container or wrapper utilized with the Product, and ii) any written material accompanying the Product, including without limitation, package inserts.

1.12	Launch Date shall mean January 1, 2014.

1.13	Laws shall mean:

i)	all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international;

ii)	all judgments, orders, writs, injunctions, decisions, rulings, decrees, and awards of any Governmental Body; and

iii)	all policies, practices and guidelines of any Governmental Body having jurisdiction over either CUMBERLAND or PERNIX;

in each case binding on or affecting the party or Person referred to in the context in which such word is used; and “Law” shall mean any one of them.

1.14
Listing means obtaining approval from the relevant pricing authority in the Territory to qualify the Product for price reimbursement and/or (as appropriate) obtaining formulary listing approval from hospitals in the Territory, enabling CUMBERLAND to tender for sales.

1.15
Net Sales shall have the meaning set forth in the GEL License Agreement and shall take into account the discounts provided in Exhibit C to this Agreement; provided that when “Net Sales” is used in this Agreement, “CUMBERLAND” shall be substituted for “PERNIX” as set forth in Section 1.2.52 of the GEL License Agreement.

1.16	Original Launch Date shall have the meaning set forth in Section 3.1(a) of this Agreement.

1.17
Patent Rights shall mean those patent applications and any granted patents in the Territory relating to the Product, owned by PERNIX or its Affiliates and/or made available in any other way to PERNIX or its Affiliates, including those listed in Schedule 1.27 hereto, and every divisional, continuation, continuation‑in‑part, substitution and confirmation application based thereon, and any reissue or extension based on any of the foregoing.

1.18	Person shall mean an individual, corporation, company, co-operative, partnership, organization or any similar entity.

1.19
Product shall mean PERNIX’s pharmaceutical product, consisting of each of omeprazole, clarithromycin and amoxicillin for any and all indications and sold under the Omeclamox- Pak trademark or any other trademark agreed by the parties, containing any of the Labels and packaged for sale, plus any other formulations approved under the Product’s NDA or applicable supplements thereto and any authorized generic version of PERNIX’s pharmaceutical product described in this Section 1.19.

1.20
Product Dossier means such package of technical and clinical information concerning the Product as is necessary for, or useful in connection with, obtaining and maintaining Regulatory Approval for the Product in the Territory and includes, without limitation, the package insert, data in support of registered indications, bioequivalency data and information, clinical data, pharmaco toxicological data, analytical methods, stability and pharmaceutical data concerning the Product in the possession or control of PERNIX.

1.21	Product NDA shall mean the Product’s New Drug Application submission to the FDA and any subsequent amendments.

1.22
Regulatory Approval(s) shall mean all approvals, licenses, registrations, or authorizations of the FDA necessary for the manufacturing, marketing, distribution and/or sale of the Product in the Territory.

1.23	Royalty Payments shall have the meaning set forth in Section 4.3.

1.24	Term shall mean the term of this Agreement, as set forth in Section 3.1.

1.25	Territory shall mean the United States of America and each of their territories and possessions on the Effective Date and during the term.

1.26	Third Person shall mean any Person other than one of the parties hereto or an Affiliate or subsidiary of one of the parties hereto.

1.27
Trademarks shall mean all trademarks, trademark applications and registrations, trade names, trade dresses, service logos and other designations of origin owned by or licensed to PERNIX and/or their Affiliates in connection with the Product, including those listed in Schedule 1.27 hereto.

1.28	U.S. shall mean the United States of America and each of its territories and possessions on the Effective Date.

1.29	Year shall mean the twelve (12) month period commencing on Launch Date, and each twelve (12) month anniversary thereafter.

2. RIGHTS AND RESPONSIBILITIES

2.1	Rights to CUMBERLAND.

(a)
Subject to the terms and conditions of the GEL License Agreement and this Agreement, PERNIX hereby grants to CUMBERLAND and its Affiliates a sole and exclusive right in the Territory in all fields of use to promote and distribute the Product in the Territory.

(b)
The Parties acknowledge and agree that this Agreement and the rights granted by PERNIX to CUMBERLAND under this Agreement are subject and subordinate to the GEL License Agreement. The Parties further acknowledge and agree that this Agreement and all rights and the like granted herein and hereby shall be coterminous with the GEL License Agreement.

2.2	Certain Responsibilities of PERNIX.

(a)	Providing Product Data. Within fifteen (15) days after the Effective Date, PERNIX agrees to provide CUMBERLAND with:

(i)	all clinical, regulatory and market research data related to the Product in PERNIX’s possession; and

(ii)	all past and current printed marketing materials used in any commercial effort by PERNIX or PERNIX’s agent(s) for promotional purposes.

(b)
Facilitating Maintenance of Intellectual Property Rights. PERNIX agrees to provide CUMBERLAND with copies of any and all trademarks, patents, patent applications, patent office correspondence and all other material correspondence between PERNIX and GEL or its intellectual property counsel relating to Patent Rights or other Intellectual Property Rights. Within thirty (30) days after the Effective Date, PERNIX will:

(i)	fully disclose to CUMBERLAND all material matters directly relating to the Product NDA and promptly provide to CUMBERLAND all documentation relating to such disclosure; and

(ii)	ensure that during the Term, all FDA fees relating to the Product and are paid in full.

(c)
Orders Prior to Effective Date. PERNIX shall retain responsibility for all Product orders placed prior to the Effective Date, including responsibility for the cost of collection of payments and the cost of Product returns, rebates, discounts, and allowances.

(d)
Promotion to Select Primary Care Physicians. Notwithstanding any other provision hereof, PERNIX retains all rights and obligations under the GEL License Agreement to promote the Product at PERNIX’s expense to such primary care physicians as are selected by written agreement of PERNIX and CUMBERLAND on such other terms as are specified therein with regard to co-promotion. However, PERNIX shall continue to promote the Product to all called on physicians as listed in Schedule 4.3, including gastroenterologists during the period following the Effective Date and prior to the Launch Date.

(e)
Maintaining Regulatory Responsibilities. Except as otherwise agreed by PERNIX and CUMBERLAND in writing, and except as to those matters that GEL is not obligated to perform pursuant to the GEL License Agreement, PERNIX shall be responsible for ensuring that all Regulatory Approvals are maintained, including maintenance of the Product NDA and ongoing FDA interaction, reporting and pharmacovigilance reporting.

(f)	Participating in National Account Activities. CUMBERLAND shall participate in and support PERNIX’s national account activities involving the Product.

(g)	[***]

(h)	Facilitating Transfer to CUMBERLAND. In the event that PERNIX receives notice of termination of the GEL License Agreement for any reason, then PERNIX shall cooperate with

CUMBERLAND and GEL to enable CUMBERLAND to assume all of PERNIX’s rights directly from GEL on substantially the same terms as set forth herein. CUMBERLAND acknowledges that PERNIX has no control over GEL’s actions regarding such transfer.

(i)
Obligations under the GEL License Agreement. Subject to the GEL License Agreement remaining effective, PERNIX agrees to perform any of its obligations under this Agreement in compliance with the GEL License Agreement to the extent PERNIX retains such obligations under the GEL License Agreement.

2.3	Certain Responsibilities of CUMBERLAND.

(a)
Managing Sales Force. CUMBERLAND shall assign responsibility for the promotion of the Product to a sales force that shall target gastroenterologist and other select physicians. The Product will be promoted by at least [***] sales representatives and managers (including any temporary vacancies due to turnover) in a primary position for [***] following the Launch Date.

(b)	Marketing the Product. CUMBERLAND and PERNIX shall discuss and coordinate the marketing of the Product in the Territory.

(c)	[***]

(d)	Medical Support and Call Center. CUMBERLAND shall offer technical support related to the Product, including developing a medical and professional call center.

(e)
Obligations under the GEL License Agreement. Subject to the GEL License Agreement remaining effective, CUMBERLAND agrees to perform any of its obligations under this Agreement in compliance with the GEL License Agreement to the extent any such obligations are also PERNIX obligations under the GEL License Agreement.

2.4    Certain Responsibilities of Both Parties.

(a)
Product Launch. CUMBERLAND and PERNIX agree to coordinate the timing and activities of the initiation of the promotion and distribution of the Product by CUMBERLAND in the Territory. The final decision on the timing and activities of Product launch shall rest with CUMBERLAND.

(b)
Publicity. Either party may issue a press release or other public announcement relating to the existence or terms of this Agreement, subject to the prior review and written approval of the other party, which approval shall not be unreasonably withheld or delayed; except where required by Law, in which event the parties will use all reasonable efforts to consult with each other and cooperate with respect to the wording of any such announcement. The parties shall cooperate in issuing (an) initial public release(s) with respect to the signing of this Agreement, either separately or as a joint release.

(c)
Commercial Activities. Each party will be responsible for their respective sales force costs including salaries, benefits, bonuses and commissions, training, travel and entertainment expenses, promotional materials and allowances and samples.

(d)	Access. [***]

2.5
Option to Acquire Remaining Rights. After the fourth anniversary of the Effective Date and subject to the GEL License Agreement, CUMBERLAND will have the option to acquire all rights to the Product, including the Product NDA and all other Intellectual Property Rights from PERNIX, upon its acquisition thereof by PERNIX at CUMBERLAND’s request. In such an event, the price that CUMBERLAND shall pay PERNIX [***].

3. TERM AND TERMINATION

3.1
Term. Except as otherwise set forth herein, this Agreement shall commence on the Effective Date and will continue for a period of ten (10) years from the Launch Date as such term is defined in the GEL License Agreement (“Original Launch Date”) unless earlier terminated pursuant to Section 3.2 hereof. Additionally, CUMBERLAND shall have the right, at its discretion, to effect in writing, two (2) extensions of Term, each for the duration of additional five (5) year periods by providing written notice to PERNIX not less than four (4) months prior to the expiration of the initial Term or any renewal term in order to permit PERNIX sufficient time to provide the same notice under the GEL License Agreement.

3.2	Termination.

(a)
Insolvency. This Agreement may be terminated by either party hereto by written notice to the other party hereto upon insolvency, receivership, external administration or bankruptcy of another party hereto, and the failure of any such insolvency, receivership, external administration or bankruptcy to be dismissed within sixty (60) days.

(b)
Material Breach. This Agreement may be terminated by either party, upon written notice of any material breach or default by the other party that the breaching party fails to remedy within thirty (30) days after the written notice thereof by the non-breaching party.

3.3
Remedies Not Limited. Except as otherwise provided herein, the termination of this Agreement by any party hereto shall not limit remedies that may be otherwise available, including, without limitation, injunctive relief.

3.4	Survival. Expiration or termination of this Agreement for any reason shall not relieve any party hereto of its obligations that have accrued prior to the expiration or termination of this Agreement.

3.5
No Expectation of Profits. Except as otherwise provided herein, all parties acknowledge and agree that they have no expectations and have received no assurances that any investment by them in the marketing or distribution of the Product will be recovered or recouped, or that they shall obtain any anticipated amount of profit by virtue of this Agreement.

4. PAYMENTS

4.1
Upfront Payments. Subject to the terms and conditions contained in this Agreement, in consideration for the rights granted to CUMBERLAND hereunder, CUMBERLAND shall make the following payments to PERNIX:

(a)	CUMBERLAND will pay to PERNIX four million U.S. dollars (U.S. $4,000,000) within thirty (30) days of the date of execution of this Agreement.

(b)	If PERNIX has performed all of its obligations under this Agreement and Net Sales have been maintained each year at a level greater than or equal to [***] as follows:

(i)	One million U.S. dollars (U.S. $1,000,000) on the first anniversary of the Effective Date, and

(ii)	Three million U.S. dollars (U.S. $3,000,000) on the second anniversary of the Effective Date.

4.2
Milestone Payments. Upon achievement of each Net Sales Milestone set forth in Section 7.3 of the GEL License Agreement, CUMBERLAND and PERNIX are each obligated to pay to GEL a portion of the Milestone Payment specified therein [***]. If CUMBERLAND fails to pay it’s pro rata portion to GEL thereby resulting in a termination of the GEL License Agreement, then PERNIX shall have no further obligations under this Agreement.

4.3	Royalty Payments. In further consideration of the rights granted to CUMBERLAND hereunder, CUMBERLAND shall pay PERNIX an estimated Royalty Payment [***].

15.0% on Gross Profits of up to $3 million per Year; and
20.0% on Gross Profits in excess of $3 million per Year.
[***]

85.0% of PERNIX’s Gross Profit (as defined in the GEL License Agreement) realized in the Interim Period of up to $3 million; and
80.0% of PERNIX’s Gross Profit (as defined in the GEL License Agreement) realized in the Interim Period in excess of $3 million.

4.4	Cost of Goods. CUMBERLAND shall reimburse PERNIX for the cost of goods paid by PERNIX associated with Product sales.

4.5
Manner of Payment. All payments hereunder shall be made by bank wire transfer of immediately available funds to an account specified in writing by the payee hereunder, or such other reasonable method as such payee may request. Each party hereto shall be responsible for and pay all fees and other charges imposed by its own bank in connection with any such bank wire transfer.

4.6
Payments to GEL. It is understood and agreed that PERNIX retains all payment and reporting obligations to GEL under Section 7 of the GEL License Agreement and that CUMBERLAND assumes no such payment or reporting obligation to GEL.

4.7
Right to Substitute Payment. In the event PERNIX fails to make any required payment under the GEL License Agreement, CUMBERLAND may, but shall not be obligated to, make payment on behalf of PERNIX, in which event, CUMBERLAND shall be entitled to reimbursement from PERNIX in the form of (i) a credit against future Royalty Payments or (ii) a refund from previous Royalty Payments, Milestone Payments or Upfront Payments.

5. CONFIDENTIALITY

5.1
General Rights and Obligations. The parties recognize that during the Term, it may be necessary that one party and/or its Affiliates be given access to certain Confidential Information (as defined herein) of the other party and/or its Affiliates. Each party must ensure that the following Subsections shall be applicable to such Confidential Information and the words “Recipient” and “Disclosing Party” shall be interchangeable as between each of the parties and/or their Affiliates as appropriate under the circumstances:

(a)
Title to Confidential Information and Related Documents. Recipient hereby acknowledges that the Confidential Information and all related documents, including without limitation, drawings, designs, products, or samples disclosed or furnished hereunder by or on behalf of the Recipient are the sole and exclusive property of Disclosing Party. Recipient hereby agrees to return all such documents, drawings, designs, products, or samples furnished to it hereunder, together with all reproductions and copies thereof and shall delete all references thereto stored electronically promptly under the request of Disclosing Party or upon termination or expiration of this Agreement, except that the Recipient’s legal representative may retain one copy of such of the Confidential Information as required solely for the purpose of determining the scope of its obligations under this Agreement.

(b)
Nondisclosure or Use of Confidential Information. Recipient hereby agrees that it shall hold all Confidential Information disclosed to it in strict confidence and in a secure place, that it will use the same only for the purpose of performing this Agreement and for no other purpose whatsoever, and that it will not disclose the same to any Third Persons (except to its employees or consultants strictly on a “need-to-know basis”, to the extent such disclosure is permitted by or consistent with this Agreement and the Third Persons are subject to written obligations of confidentiality no less onerous than are contained in this Agreement) except to the extent Disclosing Party agrees to it in writing.

(c)
Protection of Confidential Information. Recipient agrees that it will observe reasonable precautions and procedures to protect and preserve all Confidential Information and related documents, drawings, designs, products, or samples disclosed or furnished to it hereunder, using such precautions which shall be no less rigorous than those used by Recipient to protect its own Confidential Information.

(d)
Definition of Confidential Information. “Confidential Information” as used herein shall include without limitation any and all oral, written, or tangible proprietary or confidential ideas, inventions, information, data, plans, materials, trade secrets and know-how and the like owned, controlled or developed by or on behalf of one party hereto and disclosed to the other party for the purposes of this Agreement; provided however, that Confidential Information shall not include any information, discovery, invention, improvement, or innovation which:

(i)
was in the public domain at the time of disclosure to the Recipient, or which becomes generally available to the public after its disclosure through no fault of the Recipient or breach of this Agreement;

(ii)	is already known to, or in the possession of, the Recipient prior to disclosure by the Disclosing Party as can be demonstrated by documentary evidence;

(iii)	is lawfully disclosed on a non-confidential basis from a Third Person having the right to make such a disclosure; or

(iv)	is independently developed by the Recipient without use of any Confidential Information as can be demonstrated by written evidence.

5.2
Unauthorized Use. In case any party hereto becomes aware or has knowledge of any unauthorized use or disclosure of Confidential Information, it shall promptly notify the other parties of such unauthorized use or disclosure and, thereafter, shall take all reasonable steps to assist the other party in attempting to minimize any potential or actual damages or losses resulting from such unauthorized use or disclosure.

5.3
Permitted Disclosure. Each party may disclose Confidential Information of the other party to the FDA where such disclosure is reasonably necessary in the application, grant, variation, renewal or maintenance of a Regulatory Approval or Listing. Each party may also disclose Confidential Information where it is required to do so under any laws or regulations in the Territory, provided that it gives the other party such notice as is reasonably practicable in the circumstances and allows the other party, at the other party’s cost, a reasonable opportunity to resist such requirements.

6. PROTECTION AND OWNERSHIP OF INTELLECTUAL PROPERTY

6.1
Protection of Intellectual Property. CUMBERLAND acknowledges that it has reviewed Section 13 of the GEL License Agreement. As a result, the Parties under this Agreement shall cooperate with each other in any actions taken against any Person infringing any patent or trademark related to the Product and shall cooperate with GEL is such actions as required by Section 13 of the GEL License Agreement; provided that the cost for such infringement actions shall continue to be borne by GEL and PERNIX as set forth in the GEL License Agreement prior to the date hereof.

6.2
Ownership of Intellectual Property. Except as otherwise set forth herein, or as otherwise owned by GEL as GEL IP (as defined in the GEL License Agreement), all data relating to the Product which is generated or acquired by CUMBERLAND during the term of the Agreement shall be deemed to be proprietary information of CUMBERLAND.

7. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1	Representations and Warranties of CUMBERLAND. CUMBERLAND represents and warrants that:

(a)	it is a corporation duly organized and validly existing under the laws of the State of Tennessee;

(b)
the execution and delivery by CUMBERLAND of this Agreement, the performance by CUMBERLAND of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other act or approval of any person or entity is required to authorize such execution, delivery, and performance; and

(c)
this Agreement and the execution and delivery thereof by CUMBERLAND, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i)	conflict with any of, or require the consent of any other person or entity under, the terms, conditions, or provisions of the organizational documents of CUMBERLAND;

(ii)	violate any provision of, or require any other consent, authorization, or approval under, any Law applicable to CUMBERLAND; or

(iii)	conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which CUMBERLAND is a party.

7.2	Representations and Warranties of PERNIX. PERNIX represents and warrants that:

(a)	it is a limited liability company duly organized and validly existing under the laws of Louisiana;

(b)
the execution and delivery by PERNIX of this Agreement, the performance by PERNIX of all the terms and conditions thereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and, as of the Effective Date, no other act or approval of any person or entity is required to authorize such execution, delivery, and performance;

(c)
this Agreement and the execution and delivery thereof by PERNIX, does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i)	conflict with any of, or require the consent of any other person or entity under, the terms, conditions, or provisions of the organizational documents of any of PERNIX;

(ii)	violate any provision of, or require any other consent, authorization, or approval under, any Law applicable to PERNIX; or

(iii)	as of the Effective Date, conflict with, result in a breach of, or constitute a default under, any material agreement or obligation to which PERNIX is a party.

(d)
to PERNIX’s knowledge, the storage, promotion, sale or other distribution of the Product in the Territory will not infringe any patent (whether in relation to the Products, their formulation, use or process of manufacture) or infringe upon any other rights of a Third Person;

(e)
to PERNIX’s knowledge, the manufacture, storage, sale or other distribution of the Product in the Territory in which the Products are manufactured will not infringe any patent (whether in relation to the Products, their formulation, use or process of manufacture) or other third party intellectual property rights;

(f)	as of the Effective Date, PERNIX has not received any notice of opposition, interference, or refusal to register in connection with the Patent Rights in the Territory or elsewhere;

(g)	PERNIX has granted to CUMBERLAND all Intellectual Property Rights necessary for CUMBERLAND to perform its obligations under this Agreement;

(h)	PERNIX has not granted to any other Person in the Territory the rights being granted to CUMBERLAND hereunder with respect to the Product;

(i)
PERNIX has informed CUMBERLAND about all information in their possession or control concerning the safety and efficacy of the Product, and any side effects, injury, toxicity or sensitivity reactions and incidents associated with all uses, studies, investigations or tests involving the Product (animal or human) throughout the world;

(j)
as of the Effective Date of this Agreement, PERNIX is not aware of any facts that would reasonably lead it to conclude that the Product will be unable to receive Regulatory Approval in the Territory; and

(k)
Between August 6, 2013 and the Effective Date, PERNIX has only conducted business related to the Product consistent with past custom and practice and has not engaged in new discounts, bulk shipments, stocking orders, or other unusual sales practices regarding the Product.

7.3
Indemnification by CUMBERLAND. Without affecting any other remedies and recourses available under this Agreement, under law and in equity, CUMBERLAND shall indemnify PERNIX and its Affiliates and subsidiaries, and their respective directors, officers, and employees, from and against claims, suits or demands for liability, damages, costs and expenses (including reasonable attorney fees but excluding indirect or consequential loss and damage, including lost profits) arising from or relating to i) the gross negligence or willful misconduct of CUMBERLAND or its Affiliates or its subsidiaries, or their respective directors, shareholders, officers or employees in connection with this Agreement, or ii) any breach by CUMBERLAND of any of its representations and warranties provided for in this Agreement; except to the extent that such claims, suits or demands are the result of the fault, gross negligence or willful misconduct of PERNIX and/or its Affiliates and/or subsidiaries, or their respective directors, shareholders, officers or employees.

7.4
Indemnification by PERNIX. Without affecting any other remedies and recourses available under this Agreement, under law and in equity, PERNIX shall indemnify CUMBERLAND and their respective directors, officers, and employees from and against claims, suits or demands for liability, damages, costs and expenses (including reasonable attorney fees but excluding indirect or consequential loss and damage including lost profits) arising from or relating to (i) the gross negligence or willful misconduct of PERNIX or its Affiliates or Subsidiaries, or their respective directors, shareholders, officers or employees in connection with this Agreement; or (ii) any breach by PERNIX of any of their representations and warranties provided for in this Agreement; or (iii) the storage, promotion, sale or other distribution of the Product in the Territory by or on behalf of PERNIX, (iv) in relation to any patent infringement (whether in relation to the Product, its formulation, use or process of manufacture or distribution, marketing, advertising, promotion, importation or sale) or the infringement upon any other rights of a Third Person; except to the extent that such claims, suits or demands are the result of the fault, gross negligence or willful misconduct of CUMBERLAND or its directors, shareholders, officers or employees.

7.5
Indemnification Procedures. A party (the “Indemnitee”) which intends to claim indemnification under this Article 7 shall promptly notify the other party (the “Indemnitor”) in writing of the claim, suit or demand for liability with respect to which the claim of indemnification relates. If the Indemnitor wishes to assume the defense it must notify the Indemnitee within sixty (60) days of receipt of such notice. Legal counsel of the Indemnitor must be reasonably satisfactory to the Indemnitee. The Indemnitee shall permit, and shall cause its employees and agents to permit the Indemnitor, at its discretion, to settle any such claim, suit or demand for liability, the defense and settlement of which shall be under the complete control of the Indemnitor; provided, however, that such settlement must not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise those rights. No such claim, suit or demand for liability shall be settled without the prior written consent of the Indemnitee and the Indemnitee shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its employees and agents shall co-operate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, suit or demand for liability covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

7.6
Insurance. Each of PERNIX and CUMBERLAND shall obtain and maintain products liability insurance covering the risk of claims, liabilities, expenses, and judgments for which each has agreed to indemnify the other party hereto under this Section 7. Coverage shall be in an amount which is not less than five million dollars ($5,000,000) per occurrence and otherwise shall comply with the insurance requirements of the GEL License Agreement.

8. GENERAL

8.1
Provisions Contrary to Law. In performing this Agreement, the parties shall comply with all applicable Laws. Nothing in this Agreement shall be construed so as to require the violation of any Law, and wherever there is any conflict between any provision of this Agreement and any Law, the Law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable Law.

8.2
Notices. Any notice permitted or required by this Agreement may be sent by personal delivery, facsimile with the original document being sent by certified (or registered) mail, or certified (or registered) mail, return receipt requested, or overnight delivery addressed as follows (or to such other facsimile number or address as may be designated by a party in writing):

If to CUMBERLAND:                If to PERNIX:

Cumberland Pharmaceuticals Inc.	Pernix Therapeutics, LLC

2525 West End Ave., Suite 950	33219 Forest West Drive

Nashville, TN 37203	Magnolia, TX 77354

Fax: +1615-255-0094	Fax: +12253417950

Attn: Chief Executive Officer	Attn: Chief Executive Officer

With a copy to (provided that failure to send a copy will not invalidate a notice otherwise validly sent to the foregoing address):

Adams and Reese, LLP                Pernix Therapeutics Holdings, Inc.
424 Church Street, 28th Floor                33219 Forest West Drive
Nashville, Tennessee 37219                Magnolia, Texas 77354
Fax: +1615-259-1470                Fax: 12253417950

Attn: Martin S. Brown, Esq.	Attn: General Counsel

Such notice shall be effective upon the earlier of i) receipt by the party to whom notice is sent, ii) fourteen (14) days after deposit into the mail, or iii) receipt of fax-back confirmation if notice is sent via facsimile.

8.3
Assignments. Except as otherwise set forth herein or in connection with the merger or sale of all or substantially all of the assets or business of any party or as expressly set forth in this Agreement, rights and obligations under this Agreement may not be assigned by a party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

8.4	Independent Contractors. The parties hereto agree that each is acting as an independent contractor and not as an agent of the other parties or as joint venturers.

8.5
    Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release, or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by all parties hereto.

8.6	Successors in Interest. This Agreement shall inure to the benefit of and be binding on the parties’ permitted assigns or successors in interest.

8.7
    Severability. In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

8.8
Schedules; Headings. All Schedules annexed to and incorporated in this Agreement by reference are deemed to be a part hereof. The headings used in this Agreement are for convenience only and are not part of this Agreement.

8.9	Choice of Law. Any controversy or claim arising out of or relating to this Agreement or any related agreement will be settled in the following manner:

(i)	Senior executives representing each of PERNIX and CUMBERLAND will meet to discuss and attempt to resolve the controversy or claim, in good faith;

(ii)
If the controversy or claim is not resolved within sixty (60) days of either party hereto providing notice to request a meeting as contemplated by clause (i), the parties will have such rights and remedies as are available under this Agreement or, if and to the extent not provided for in this Agreement, are otherwise available.

(iii)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflict of laws principles). The parties hereto agree that any claims asserted in any legal proceeding by one party hereto against another shall be commenced and maintained in any state or federal court in Houston, Texas or Nashville, Tennessee, and the parties hereto submit to the jurisdiction of such courts.

8.10
Entire Agreement. This Agreement, constitutes the entire agreement between the parties as to the subject matter hereof, and except as expressly set forth otherwise herein, all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers effective on the date first written above.

CUMBERLAND PHARMACEUTICALS INC.		PERNIX THERAPEUTICS, LLC
By:	/s/ A.J. Kazimi	By:	/s/ Michael Pearce
Name:	A.J. Kazimi	Name:	Michael Pearce
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT C

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SCHEDULE 1.27

Patents and Trademarks

Omeclamox-PAK

Pernix Therapeutics

SCHEDULE 4.3

Pernix called-on physician target list [***]